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                                                                   Exhibit 23(c)



       CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

We consent to the references to our firm as the appraisal firm retained by the Board of Directors of Science Applications International Corporation and the Retirement Committee of the Company's retirement plans which are included in this registration statement.


/S/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.


Los Angeles, California
August 29, 2002